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Exhibit 15--Letter Re: Unaudited Interim Financial Information




Board of Directors
AmSouth Bancorporation



We are aware of the incorporation by reference in the Registration Statement (Form S-3) of AmSouth Bancorporation for the registration of 420,000 shares of its common stock and its 12% Installment Notes, Series 1996, of our report dated May 9, 1996 relating to the unaudited consolidated interim financial statements of AmSouth Bancorporation which are included in its Form 10-Q for the quarter ended March 31, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                                    /s/ Ernst & Young LLP




Birmingham, Alabama
June 19, 1996